FISERV, INC.

                      CANADIAN EMPLOYEE STOCK PURCHASE PLAN

1.   Purpose

The purpose of the Plan is to provide employees of Fiserv Canada and any other Designated Subsidiaries of Fiserv with an opportunity to purchase Common Shares of Fiserv through accumulated payroll deductions.

The Plan was approved by the Board of Directors of Fiserv and will be effective on ____________________, 2000. The Employee Stock Purchase Plan effective in the United States (the "U.S. Plan") will be presented for approval by the Fiserv shareholders at the annual shareholder meeting to be held in March, 2000. If the Fiserv shareholders do not approve the U.S. Plan, this Plan will terminate and any amounts deducted from participant payroll checks will be refunded to the Plan participants.

2.  Definitions

     (a) "Board" shall mean (i) the Board of Directors of Fiserv or (ii) if and to the extent that the Board has appointed a committee, whose members need not be members of the Board of Directors, to exercise some or all of the functions of the Board hereunder, such committee.

     (b)  "Common Shares" shall mean shares in the common stock of Fiserv.

     (c) "Company" shall mean Fiserv Canada and any other Designated Subsidiary of Fiserv. Except where the context clearly requires otherwise, any reference to "Company" in this Plan shall, with respect to a particular Employee, mean the entity by which he or she is employed.

     (d) "Compensation" shall mean the total wages, bonuses, commissions, and overtime pay compensation paid with respect to an Offering Period by the Company to an Employee for services performed during such Offering Period, but excluding (i) extra compensation based upon special arrangements; (ii) deferred compensation; (iii) reimbursed expenses (including, but not limited to, moving expenses); (iv) expense allowances (including, but not limited to, travel and entertainment expense allowance); (v) stock options and any gain or income attributable thereto; (vi) imputed income with respect to any group life insurance program maintained by

     (d)  the Company on behalf of an Employee;  (vii)  referral  payments,  and
          (viii) other extra compensation (including, but not limited to, cash and non-cash fringe benefits).

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     (e)  "Designated  Subsidiary"  shall  mean  any  Subsidiary  that  has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     (f) "Employee" shall mean a person employed by the Company on or after o, 2000, [Draft Note: Effective Date] whose customary employment with the Company is more than five (5) months in any calendar year. Notwithstanding the preceding sentence, (i) any individual performing services for the Company as an independent contractor or other contract service provider under the terms of a contract, agreement or other special arrangement between the Company and the individual, or other third party, that the parties do not contemplate being an employment relationship, and (ii) any employees or groups of employees excluded from the Plan by the Board shall not be considered as an Employee for any purpose under the Plan.

     (g)  "Enrollment Date" shall mean the first day of each Offering Period.

     (h) "Fair Market Value" shall mean, as of any date, the closing sale price for a Common Share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, or, if the Common Shares are not then listed on any stock exchange or quoted on any quotation system, as reported on the over-the-counter market on which the greatest volume of Common Shares traded during such period.

     (i)  "Fiserv" shall mean Fiserv, Inc., a Wisconsin corporation.

     (j) "Fiserv Canada" shall mean Fiserv Solutions of Canada Inc., an Ontario corporation.

     (k)  "Foreign  Plans"  shall mean the Plan,  the  Fiserv,  Inc.  Australian
          Employee Stock Purchase Plan, the Fiserv, Inc. Singapore Employee Stock Purchase Plan, the Fiserv Group Savings - Related Share Option Plan, and other plans so designated in the sole discretion of the Board.

     (l) "Grant/Exercise Date" shall mean the last Trading Day of each Offering Period.

     (m) "Offering Period" shall mean each of the calendar quarters of each year. The duration of Offering Periods may be changed pursuant to
          Section 4 of this Plan.

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     (n)  "Plan" shall mean this Canadian Employee Stock Purchase Plan.

     (o) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a Common Share on the Grant/Exercise Date, provided, however, that the Purchase Price may be adjusted by the Board pursuant to
          Section 20.

     (p) "Reserves" shall mean the number of Common Shares covered by each option under the Plan which have not yet been exercised and the number of Common Shares which have been authorized for issuance under the Plan but not yet placed under option.

     (q) "Subsidiary" shall mean a corporation of which greater than 50% of the voting shares are held by Fiserv or a Subsidiary, whether or not that entity now exists or is hereafter organized or acquired by Fiserv or a Subsidiary.

     (r) "Trading Day" shall mean a day on which national stock exchanges and the NASDAQ system are open for trading.

3.   Eligibility

     (a) Any Employee who is employed by the Company on the date the Plan becomes effective, as specified in Section 1, and thereafter, on a given Enrollment Date, including an Employee who is on an authorized leave of absence on such dates, shall be eligible to participate in the Plan.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee would own, beneficially, capital stock of Fiserv or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Fiserv or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Fiserv and its subsidiaries accrues at a rate which exceeds twenty-five thousand United States dollars (U.S. $25,000) worth of stock (determined at the Fair Market Value of the Common Shares on the Grant/Exercise Date and converted into Canadian dollars at the exchange rate prevailing on such date in the manner referred to in the last paragraph of Section 7) for each calendar year in which such option is outstanding at any time.

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4.   Offering Periods

The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of the calendar quarters of each year, or on such offer date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.   Participation

     (a) An eligible Employee may become a participant in the Plan by completing a participation agreement provided by the Company authorizing payroll deductions and filing it with the Company's payroll office at least ten (10) business days prior to the applicable Enrollment Date.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in
          Section 10 hereof.

     (c) Notwithstanding paragraphs 5(a) and (b) above, for purposes of participation in the Plan for the year 2000 only, a participant who has completed and filed a participation agreement may submit a cheque for an amount not exceeding the total payroll deductions that would have been made (prior to the commencement of deductions under paragraph 5(b)) had the participation agreement taken effect as of the first payroll for the year 2000.

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

6.   Payroll Deductions

     (a) At the time a participant files his or her participation agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in any whole percentage, but not exceeding ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period. Subject to paragraph 5(c) above, contributions to the Plan other than by payroll deduction are not permitted. Unless the Board, in the future, determines otherwise, the maximum amount that may be deducted from any participant's Compensation for the purpose of purchasing Common Shares under this Plan shall not exceed twenty-one thousand two-hundred and fifty United States dollars (U.S. $21,250) in any single calendar year (determined at the Fair Market Value of the Common Shares on the Grant/Exercise Date and converted into Canadian dollars at the exchange rate prevailing on such date in the manner referred to in the last paragraph of Section 7). Any amount deducted which exceeds U.S.$21,250 shall be credited to the participant's account and applied to the following year's contributions or, if such participant discontinues participation in the Plan pursuant to paragraph 6(c) below, returned to the participant. A participant who is under the age of 19 must have a parent's or guardian's written permission to participate.

     (b) A participant may not change the amount of payroll deductions during an Offering Period, but may change the amount to be deducted for any subsequent Offering Period by filing notice thereof at least ten (10) business days prior to the Enrollment Date on which the subsequent Offering Period commences.

     (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, during an Offering Period by completing and filing with the Company a form provided for such purpose.

     (d) A participant's participation agreement shall remain in effect for successive Offering Periods (including any portion of an Offering Period during which the participant is on an authorized leave of absence, although payroll deductions will be discontinued for any period for which the participant is not receiving Compensation), unless terminated prior to an Offering Period as provided in Section 10 hereof.

     (e) All payroll deductions made for a participant shall be credited to an unfunded and unsecured bookkeeping account maintained on behalf of the participant and deposited with the general funds of the Company.

     (f)  Notwithstanding the foregoing,  to the extent necessary to comply with
          Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant's participation agreement for the first Offering Period that has a Grant/Exercise Date in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

7.   Grant of Option

On the Grant/Exercise Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Grant/Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of Common Shares determined by dividing such Employee's accumulated payroll deductions as of the Grant/Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than two thousand five hundred (2,500) Common Shares (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in
Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.

Amounts  accumulated  in a  participant's  account shall be converted  into U.S.
dollars on each Grant/Exercise Date by reference to the New York foreign exchange selling rates reported in The Wall Street Journal for the last business day immediately preceding such Grant/Exercise Date.

8.   Exercise of Option

Unless a participant withdraws from the Plan, at least ten (10) business days prior to the Grant/Exercise Date, as provided in Section 10 hereof, his or her option for the purchase of Common Shares shall be exercised automatically on the Grant/Exercise Date, and the maximum number of Common Shares (including fractional) shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions accumulated during the Offering Period. During a participant's lifetime, a participant's option to purchase Common Shares hereunder is exercisable only by him or her.

9.   Delivery

As soon as administratively practicable following the Grant/Exercise Date, the Common Shares purchased on behalf of a participant pursuant to the exercise of his or her option will be credited to an account with a transfer agent or a securities brokerage firm, as determined by Fiserv, in the name of the participant. By electing to participate in the Plan, a participant will be deemed to authorize the establishment of an account in his or her name with the transfer agent or securities brokerage firm selected by Fiserv. A participant may request that the transfer agent or securities brokerage firm arrange, subject to any applicable fee, for the delivery to the participant or an account designated by the participant of some or all of the Common Shares held in the participant's account. If the participant desires to sell some or all of his or her Common Shares held in his or her account, he or she may do so (i) by disposing of the Common Shares through the transfer agent or securities brokerage firm, subject to applicable law and any applicable fee, or (ii) through such other means as Fiserv may permit.

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

10.  Withdrawal

     (a) At any time during an Offering Period, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering Period by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time, but must be received no later than ten (10) business days prior to the end of the Offering Period. Upon withdrawal from the Offering Period by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions under the Offering Period, without interest, and such participant's interest in the Offering Period shall be automatically terminated. A participant's withdrawal from an Offering Period will have no effect on his or her eligibility to participate in subsequent Offering Periods that commence after the termination of the Offering Period from which the participant withdraws, but the participant will be required to deliver a new participation agreement in order to participate in subsequent Offering Periods under the Plan.

     (b) A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan, which may hereafter be adopted by Fiserv.

11.  Termination of Employment; Leave of Absence

     Upon a participant's ceasing to be an Employee for any reason, his or her participation in the Plan will terminate and he or she shall be deemed to have elected to withdraw from the Plan and his or her payroll deductions accumulated during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, subject to applicable law, to the person or persons entitled thereto under Section 15 hereof, and such participant's option shall be automatically terminated. Notwithstanding the preceding sentence, if a participant is terminated from employment with the Company without cause, he or she will be entitled to continue to participate in the Plan for a period no longer than the applicable employment standards notice period. For purposes of this Section 11, a participant will not be deemed to have terminated employment in the case of any leave of absence approved by the Company.

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

12.  Interest

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.  Common Shares

     (a) The Common Shares subject to issuance under the terms of the Plan shall be authorized but unissued shares, previously issued shares reacquired and held by Fiserv or shares purchased on the open market. Subject to adjustment upon changes in capitalization of Fiserv as provided in Section 19 hereof, the maximum aggregate number of Common Shares which shall be made available for sale under the U.S. Plan and the Foreign Plans, together, shall be five hundred thousand (500,000) Common Shares, plus an annual increase to be added on the first day of Fiserv's fiscal year beginning in 2001 equal to the least of (i) four hundred thousand (400,000) Common Shares, (ii) one percent (1%) of the Common Shares outstanding on such date or (iii) a lesser amount determined by the Board. If, on a given Grant/Exercise Date, the number of Common Shares with respect to which options are to be exercised exceeds the number of Common Shares then available under the Plan, Fiserv shall make a pro rata allocation of the Common Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

     (b) A participant shall have no interest or voting right in Common Shares covered by his or her option until the option has been exercised.

     (c) Common Shares to be delivered to a participant under the Plan upon request of the transfer agent or securities brokerage firm pursuant to
          Section 9 shall be registered solely in the name of the participant.

     (d) Cash dividends attributable to Common Shares allocated to participants' accounts as of the record date for which such cash dividends are declared will be used to purchase additional full or fractional Common Shares. Such purchases shall be made by the transfer agent or securities brokerage firm selected by Fiserv to assist with the Plan, on behalf of the participant, on the open market.

14.  Administration

The Plan shall be administered by the Board or a committee appointed by the Board. The Board or the committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or the committee shall, to the full extent permitted by law, be final and binding upon all parties.

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

15.  Designation of Beneficiary

     (a) A participant may file with the Company, on a form provided by the Company, a written designation of a beneficiary who, subject to applicable law, is to receive any shares and cash from the participant's account under the Plan in the event of such participant's death subsequent to a Grant/Exercise Date on which the option is exercised but prior to delivery to such participant of such Common Shares and cash.

     (b) Subject to applicable law, the designation of beneficiary may be changed by the participant at any time by delivering written notice to the Company, on a form provided by the Company. In the event of the death of a participant, and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Board shall, subject to applicable law, deliver such Common Shares and/or cash to the surviving legal spouse (if any) of the participant, or if there is no surviving spouse, then to the estate of the participant.

16.  Transferability

Neither payroll deductions credited to a participant's account nor any rights to exercise an option or to receive Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 15 hereof) by the participant. Any such attempt at assignment transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10 hereof.

17.  Use of Funds

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.  Reports

Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees after the end of each Offering Period setting forth with respect to such Offering Period the number of Common Shares purchased and the price per share thereof, and also setting forth the total number of Common Shares then held in each account.

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19.  Adjustments  Upon  Changes  in  Capitalization,  Dissolution,  Liquidation,
     Merger or Asset Sale

     (a) Changes in Capitalization. Subject to any required action by the shareholders of Fiserv, the Reserves, the maximum number of Common Shares each participant may purchase per Offering Period (pursuant to
          Section 7), as well as the price per Common Share and the number of Common Shares covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of Fiserv or any other increase or decrease in the number of Common Shares effected without receipt of consideration by Fiserv; provided however, that conversion of any convertible securities of Fiserv shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Fiserv of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an option.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Fiserv, the Offering Period then in progress shall be shortened by setting a new Grant/Exercise Date (the "New Grant/Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Grant/Exercise Date shall be before the date of Fiserv's proposed dissolution or liquidation. The Board shall notify each participant in writing, at least twenty-one
          (21) business days prior to the New Grant/Exercise Date, that the Grant/Exercise Date for the participant's option has been changed to the New Grant/Exercise Date and that the participant's option shall be exercised automatically on the New Grant/Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

     (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of Fiserv, or the merger of Fiserv with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Grant/Exercise Date (the "New Grant/Exercise Date"). The New Grant/Exercise Date shall be before the date of Fiserv's proposed sale or merger. The Board shall notify each participant in writing, at least twenty-one (21) business days prior to the New Grant/Exercise Date, that the Grant/Exercise Date for the participant's option has been changed to the New Grant/Exercise Date and that the participant's option shall be exercised automatically on the New Grant/Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

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

20.  Amendment or Termination

     (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted. Nevertheless, an Offering Period may be terminated by the Board of Directors on any Grant/Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interest of Fiserv and its shareholders. Except as provided in Section 19 and Section 20 hereof, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, Fiserv shall obtain shareholder approval in such a manner and to such a degree as required.

     (b) Without shareholder approval or consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish, subject to
          Section 7, the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable, that are consistent with the Plan.

     (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:
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          (i)  altering the Purchase Price for any Offering Period, including an
               Offering Period underway at the time of the change in Purchase Price;

          (ii) shortening any Offering Period so that the Offering Period ends on a new Grant/Exercise Date, including an Offering Period underway at the time of the Board action; and

          (iii) allocating Common Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

21.  Notices

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.  Conditions Upon Issuance of Common Shares

Common Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Common Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for Fiserv with respect to such compliance.

As a condition to the exercise of an option, Fiserv may require the person exercising such option to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Fiserv, such a representation is required by any of the aforementioned applicable provisions of law.

23.  Term of Plan

The Plan shall become effective on ___________, 2000. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

24.  No Employment Rights

The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it may not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

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25.  Effect of Plan

The provisions of the Plan, in accordance with its terms, will be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan including, without limitation, the Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Employee.

26.  Governing Law

The Plan will be construed, interpreted, applied and enforced in accordance with the laws of the United States and the State of Wisconsin, other than with respect to laws regarding choice of laws, except to the extent that the Wisconsin state law is preempted by any United States federal law.

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